EXHBIT 99.1

New Western Mineral Extraction Inc., a Subsidiary of New Western Energy Corporation, Along With Fodere Titanium Limited (U.K.), Has Engaged Modern Mining Solutions and Commenced Development of Pilot Plant for Its Zero Waste Recovery Technology of High-Grade TiO2, Vanadium (V) and Other High Value Elements

IRVINE, Calif., March 30, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced that its wholly owned subsidiary, New Western Mineral Extraction, Inc. ("NWME"), a Nevada corporation, and Fodere Titanium Limited ("FODERE"), a U.K based company have engaged Modern Mining Solutions (formerly known as Recovered Energy) and have commenced the construction of a large-scale pilot plant in the United States for the zero waste recovery of high-grade titanium dioxide (TiO2) and high purity vanadium (V).

The pilot plant, currently under construction at Modern Mining Solutions' state-of-the art facility in Reno, Nevada, will have an initial operational capacity of 1.0 metric ton per day and will be expandable up to 30.0 metric tons per day. This project is a milestone breakthrough in the zero waste recovery technology developed by a renowned English Engineering University and the FODERE.

The new 40,000 square foot facility is designed to be the most technologically advanced mining solutions center in the United States. This hub of technologies will have over $30 million dollars of equipment, including a plasma recovery system for precious metals, a rare earth recovery system, and other systems focused on advanced recovery methods, including hydro-metallurgy, pyro-metallurgy, particle size reduction, concentration circuits and a $2 million assay lab.

As announced recently, NWME has signed the Securities Purchase Agreement (the "Agreement") with FODERE whereby it has an exclusive license to a patent for the extraction of minerals from tailings in the United States and a 10% interest in the revenues from the exploitation of the patent worldwide by FODERE, other than the United States.

"We are extremely delighted with the capabilities and know-how of Modern Mining Solutions and with the immediate progress that has been made in building the pilot plant. This is a critical step in commercializing this unique technology as information gathered on the processes and systems from this plant shall be used in design of a much larger commercial scale plant," said Javan Khazali, President and CEO of New Western Energy Corporation.

Mr. Khazali further elaborated, "This zero waste recovery technology is an industry changing breakthrough for mining industry worldwide as it economically allows cleanup of mining sites, tailing piles, and other toxic wastes and will have a positive impact for mining companies, local communities, and governments on both commercial and environmental fronts."

About Fodere Titanium Limited

Fodere Titanium Limited (FODERE), a U.K based company that holds the exclusive worldwide rights to extraction technologies designed in conjunction with a prominent English university that allows for the zero waste recovery of high-grade titanium dioxide (TiO2), high-purity vanadium (V), ferromanganese, high carbon steel, and other high-value elements from either tailings stockpiles or direct mineral deposits. To learn more about the Company, visit: www.foderegroup.com.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com